                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D. C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 4, 1997
                                                         ----------------


                               W. R. GRACE & CO.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



            Delaware               1-12139                  65-0654331
       ---------------         ----------------        -------------------
       (State or other         (Commission File           (IRS Employer
       jurisdiction of              Number)            Identification No.)
        incorporation)


             One Town Center Road, Boca Raton, Florida 33486-1010
            ------------------------------------------------------
             (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: 561/362-2000

Item 5.  Other Events.

         On February 4, 1997, W. R. Grace & Co. ("Company") announced its consolidated results of operations for the quarter and year ended December 31, 1996. The Company's February 4, 1997 press release and accompanying financial and statistical data are filed as an exhibit hereto and are incorporated by reference herein.

Item 7.  Financial  Statements,   Pro  Forma  Financial  Information  and
         Exhibits.


         The Company's February 4, 1997 press release and accompanying financial and statistical data are filed as an exhibit hereto.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

                                                      W. R. GRACE  &  CO.
                                               -------------------------------
                                                       (Registrant)



                                               By /s/ Kathleen A. Browne
                                                 -----------------------------
                                                      Kathleen A. Browne
                                                 Vice President and Controller

Dated: February 14, 1997

                               W. R. GRACE & CO.

                           Current Report on Form 8-K


                                 Exhibit Index
                                 -------------

Exhibit No.        Description
-----------        -----------
99.1               Press Release dated February 4, 1997 and accompanying
                   financial and statistical data

GRACE NEWS


CONTACT: Chuck Suits or Mary Lou Kromer 561/362-2600 or
                                        800/GRACE99

                     GRACE REPORTS 82 CENTS FOURTH QUARTER
                 EARNINGS PER SHARE FROM CONTINUING OPERATIONS,
                           EXCLUDING SPECIAL CHARGES

         BOCA RATON, Fla., February 4, 1997--W. R. Grace & Co. (NYSE: GRA) today reported 1996 fourth quarter and full year earnings per share from continuing operations of 82 cents and $2.41, excluding special charges. These results represent an increase of 22 percent for the fourth quarter and 13 percent for the year over the 1995 periods.

         In announcing the company's results, Grace chairman, chief executive officer and president Albert J. Costello said: "During 1996, we delivered significant value to our shareholders through the divestment of non-core businesses, including the tax-free National Medical Care transaction valued at $4.5 billion. With proceeds from this transaction, as well as from the sales of Dearborn, Amicon and Agracetus, we significantly reduced debt and have returned cash to our shareholders by repurchasing more than 24 million Grace shares. In addition, we completed our program to reduce annual costs by $100 million, and we instituted more rigorous financial and working capital controls.

                                    (more)

         "The new Grace is now focused on profitably growing our three core businesses of packaging, catalyst and silica products and construction products, and we have begun implementing additional plans to significantly increase our operating efficiencies and cash flow.

         "Our aggressive efforts to reduce costs company-wide and to increase sales of new value-added products, led to a 12 percent improvement in operating earnings in the 1996 fourth quarter compared to 1995.

         "We expect to deliver higher profits and cash flow in 1997, as we continue to reduce expenses and capital spending, and to build on our global market leadership positions in each of our businesses. We remain confident that we will achieve our goals of attaining 15 percent operating margins (earnings before interest and taxes) and free operating cash flow of $200 million by the end of 1998."

         FOURTH QUARTER

         Fourth quarter operating income from continuing operations, excluding special charges, was $118 million, up 12 percent versus 1995. Sales of $851 million were six percent lower than the 1995 quarter, which included sales from divested units. Excluding divested businesses, sales in the 1996 fourth quarter increased six percent, and operating income increased 11 percent.

         The company recorded special charges of $283 million in the quarter, related primarily to anticipated future asbestos personal injury litigation and settlement costs, restructuring activities and asset impairments. Grace classified its TEC air emissions control business as a discontinued operation, recognizing

                                    (more)
its fourth quarter results and losses anticipated prior to divestment in 1997. In addition, Grace reversed $50 million of a reserve related to the soon-to-be divested Grace Cocoa business, previously classified as a discontinued operation. As a result of these factors, the company reported a net loss of $57 million, or 70 cents per share, for the fourth quarter of 1996.

         FULL YEAR

         In 1996, operating income from continuing operations, excluding special charges, was $419 million, up 14 percent from 1995. Excluding divested businesses in both years, sales increased three percent to $3.3 billion, and operating income increased 12 percent.

         "Our operating margins from continuing operations for 1996 were 12 percent of sales, just shy of our goal to improve three percentage points over operating margins of 9.5 percent in 1995," said Costello.

         Pretax income from discontinued operations in 1996 was $2,758 million, including operating income and the gains from the dispositions of National Medical Care, Agracetus and Amicon, as well as losses associated with TEC.

         Including special charges, net earnings per share for 1996 were $31.06.

         SHARE REPURCHASE PROGRAMS

         As a result of the company's share repurchase programs, average common shares outstanding were 81 million in the fourth quarter and 92 million for the year.

         Grace has bought more than 14 million shares under its current program to repurchase up to 20 percent of the 89 million shares of "new" Grace that were

                                     (more)
outstanding at the end of the third quarter. The company expects to complete the program by the end of 1997 first quarter. During the 1996 third quarter, Grace completed the repurchase of 10 million shares as part of an earlier program.

BUSINESS HIGHLIGHTS

GRACE PACKAGING

         Grace Packaging, the global leader in flexible plastic packaging and container sealants, reported higher sales and earnings in the fourth quarter. Fourth quarter pretax operating income increased by 11 percent, due to reduced manufacturing and administrative costs and increased sales of six percent versus 1995. Sales for 1996 were up two percent compared to 1995, a year in which sales grew at an unprecedented rate of 18 percent versus 1994. Pretax operating income increased slightly, as volume increases offset unfavorable price/mix.

      In the fourth quarter, sales increased in all regions, but softness in the North American pork and European beef market segments continued to impact the rate of overall sales and earnings growth. The company increased sales in most of its North American market segments, including beef, processed and prepared foods and poultry, and laminate sales were exceptionally strong. In Europe, packaging sales to the beef market continued to recover, and significant growth in sales of Total Bone Guard (TBG) bags for pork was realized. Latin American sales were exceptionally strong, due to growing consumer demand for packaged beef and processed meats and incremental sales from the Mexican

                                    (more)
container products business acquired in the third quarter. Asia Pacific sales were up slightly, but the growth in packaging sales were offset largely by continued weakness in container products sales.

CATALYSTS AND SILICAS

         Grace Davison, a leading supplier of catalysts and silica products, generated record sales of $732 million, and pretax operating earnings increased 15 percent for the year; however, fourth quarter sales and earnings were essentially flat. Silica products, as well as polyolefin and hydroprocessing catalysts, experienced strong global sales growth and double-digit pretax operating income improvements in the quarter and the full year. Volume increased modestly in 1996 for fluid cracking catalysts (FCC), but income was down significantly due to intense competitive pricing pressures. Grace maintained its global FCC leadership position.

         During the year, Grace Davison consolidated facilities, centralized administrative and materials procurement activities, enhanced manufacturing processes and introduced high-performance, lower-cost products. These efforts contributed to a modest improvement in operating margins, despite pricing pressures in the FCC segment and additional expenses associated with the start-up of a new silicas plant in Malaysia.

GRACE CONSTRUCTION PRODUCTS

         Grace Construction Products, a leading global supplier of concrete additives, cement processing aids, and structural waterproofing and fireproofing products, reported a three-fold improvement in pretax operating income and 10 percent sales growth in 1996 versus 1995. In the fourth quarter, sales of $117

                                    (more)
million were up 16 percent, and pretax operating income improved by 64 percent.

         The outstanding earnings improvement for the construction products business in the fourth quarter and 1996 was due largely to increased global sales of new value-added and specialty products and ongoing cost reduction efforts, including consolidated manufacturing facilities, a restructured research and development organization and improved production efficiencies.

SPECIAL CHARGES

         During the quarter, the company recorded special pretax charges of $283 million for the following:

- Asbestos litigation - $229 million. The charge resulted primarily from Grace's estimate of the costs associated with asbestos personal injury claims expected to be filed against it during the five-year period (1997 through 2001). In 1995, the company had reserved for such expenses based on a three-year projection.

-        Restructuring and asset impairment - $54 million.

PENDING DIVESTITURES

         The company said it remains on schedule to complete the divestment of its Grace Cocoa business, previously classified as a discontinued operation, to Archer Daniels Midland Company by the end of the first quarter. It also expects to announce an agreement to sell its Specialty Polymers business in the near term.
                                     (more)

COMPANY PROFILE

         Grace is a leading global supplier of flexible packaging and specialty chemicals, with annual sales of approximately $3.3 billion. The company operates in more than 100 countries.

                                     -0-

                               W. R. GRACE & CO.
                    CONSOLIDATED STATEMENT OF OPERATIONS (A)
                        FOR YEAR ENDED DECEMBER 31, 1996
                         ($ MILLIONS EXCEPT PER SHARE)

                                                             FOURTH QUARTER                 FULL YEAR
                                                        ------------------------    -------------------------
                                                           1996         1995           1996         1995
                                                        ----------  ------------    ----------  -------------
Sales .................................................   $  850.8     $  905.2       $3,454.1     $3,552.6
Other income ..........................................       12.2         28.9           38.9         41.2
                                                        ----------  ------------    ----------  -------------
 Total ................................................   $  863.0     $  934.1       $3,493.0     $3,593.8
                                                        ----------  ------------    ----------  -------------
Cost of goods sold and operating expenses .............   $  508.1     $  600.2 (d)    2,071.0     $2,151.2 (d)
Selling, general and administrative expenses  .........      165.0        239.7          713.3        913.7 (e)
Depreciation and amortization .........................       50.2         63.5          184.4        186.1
Interest expense and related financing costs  .........       16.7         19.0           71.6         71.3
Research and development expenses .....................       18.8         28.5           93.9        111.6
(Gain) on sale of businesses (b) ......................         --           --         (326.4)          --
Restructuring cost and asset impairments ..............       53.8        124.7          107.5        169.0
Provision relating to asbestos-related liabilities and
 insurance coverage ...................................      229.1        275.0          229.1        275.0
                                                        ----------  ------------    ----------  -------------
 Total ................................................   $1,041.7     $1,350.6       $3,144.4     $3,877.9
                                                        ----------  ------------    ----------  -------------
Income before income taxes ............................   $ (178.7)    $ (416.5)      $  348.6     $ (284.1)
Prov. for income taxes ................................      (61.7)      (142.6)         134.8       (104.5)
                                                        ----------  ------------    ----------  -------------
Income from continuing operations .....................   $ (117.0)    $ (273.9)      $  213.8     $ (179.6)
Income from discontinued operations (c) ...............       60.2       (199.9)       2,643.9       (146.3)
                                                        ----------  ------------    ----------  -------------
 Net Income ...........................................   $  (56.8)    $ (473.8)      $2,857.7     $ (325.9)
                                                        ==========  ============    ==========  =============
EARNINGS PER SHARE
 Continuing operations ................................   $  (1.44)    $  (2.82)      $   2.32     $  (1.87)
 Discontinued operations (c) ..........................        .74        (2.05)         28.74        (1.53)
                                                        ----------  ------------    ----------  -------------
 Net Income ...........................................   $  (0.70)    $  (4.87)      $  31.06     $  (3.40)
                                                        ==========  ============    ==========  =============
Average number of shares (millions) ...................       81.4         97.3           92.0         95.8

(a) 1995 results have been restated to reflect the classification of the health care segment and TEC Systems as discontinued operations.

(b) Includes divestment of Grace Dearborn and Biopesticides.

(c) 1996 includes health care segment operating results and gains on the dispositions of NMC, Amicon and Agracetus, as well as, operating losses for TEC Systems.

(d) Includes a pretax charge of $117.5 ($77.1 after-tax) for the fourth quarter and full year relating to provisions for environmental and miscellaneous charges.

(e) Includes a pretax charge of $30.0 million ($18.6 after-tax) full year for matters relating to corporate governance.

                               W. R. GRACE & CO.
                               OPERATING RESULTS
                           QUARTER ENDED DECEMBER 31
                         ($ MILLIONS EXCEPT PER SHARE)

                                                                         PERCENT
                                                   1996        1995      CHANGE
                                                ----------  ----------  ---------
Continuing Operations:
Sales-Specialty Chemicals .....................   $ 850.8     $ 905.2       (6.0)%
Operating Income ..............................   $ 118.4     $ 105.9       11.8
Other Expenses/(Income):
 Interest/Financing (a) .......................   $  16.7     $  19.0      (12.1)
 Other ........................................      (2.5)      (13.7)     (81.8)
                                                ----------  ----------
 Total Other Expenses .........................   $  14.2     $   5.3      167.9
Pretax Operating Earnings before Special Items    $ 104.2     $ 100.6        3.6
Provision for Income Taxes ....................      37.3        35.0        6.6
                                                ----------  ----------
Operating Income before Special Items  ........   $  66.9     $  65.6        2.0
SPECIAL ITEMS--AFTER-TAX
 Provision for Asbestos .......................    (148.9)     (178.7)     (16.7)
 Provision for Restructuring ..................     (35.0)     (110.8)     (68.4)
 Provision for Environmental ..................        --       (50.0)    (100.0)
                                                       --          --
                                                ----------  ----------
Income from Continuing Operations .............   $(117.0)    $(273.9)     (57.3)
Income from Discontinued Operations ...........      60.2      (199.9)        ND
                                                ----------  ----------
Net Income ....................................   $ (56.8)    $(473.8)     (88.0)
                                                ==========  ==========
EARNINGS PER SHARE
 From Continuing Operations ...................   $ (1.44)    $ (2.82)     (48.9)%
 From Discontinued Operations .................      0.74       (2.05)        ND
                                                ----------  ----------
 Net Income ...................................   $ (0.70)    $ (4.87)     (85.6)
                                                ==========  ==========

-----------------------------------------------------------------------------------
EARNINGS PER SHARE--OPERATING EARNINGS (BEFORE SPECIAL ITEMS)
 From Operations ..............................   $   .82     $   .67       22.4%
-----------------------------------------------------------------------------------

Average Number of Shares (Millions) ...........      81.4        97.3

--------------
(a) After an allocation of interest/financing expenses to discontinued operations.

                                W. R. GRACE & CO.
                               OPERATING RESULTS
                           FOR YEAR ENDED DECEMBER 31
                         ($ MILLIONS EXCEPT PER SHARE)

                                                                             PERCENT
                                                    1996           1995      CHANGE
                                                ------------    ----------  ---------
CONTINUING OPERATIONS:
Sales .........................................    $3,454.1       $3,552.6      (2.8) %
Operating Income ..............................    $  419.4       $  367.4      14.2
OTHER EXPENSES/(INCOME):
  Interest/Financing(a)  ......................    $   71.6       $   71.3       0.4
  Other  ......................................       (11.0)         (11.3)     (2.7)
                                                ------------    ----------
  Total Other Expenses  .......................    $   60.6       $   60.0       1.0
Pretax Operating Earnings before Special Items     $  358.8       $  307.4      16.7
Provision for Income Taxes ....................       136.3          101.7      34.0
                                                ------------    ----------
Operating Income before Special Items  ........    $  222.5       $  205.7       8.2
SPECIAL ITEMS--AFTER-TAX
  Provision for Asbestos  .....................      (148.9)        (178.7)    (16.7)
  Provision for Corporate Governance  .........          --          (18.6)   (100.0)
  Gain on Sale of Dearborn/Biopesticides  .....       210.1             --        ND
  Provision for Restructuring  ................       (69.9)        (138.0)    (49.3)
  Provision for Environmental  ................          --          (50.0)   (100.0)
                                                ------------    ----------
Income from Continuing Operations .............    $  213.8       $ (179.6)       ND
Income from Discontinued Operations ...........     2,564.5 (b)     (146.3)       ND
Gain on Sale of Agracetus (after-tax)  ........        79.4             --        ND
                                                ------------    ----------
Net Income ....................................    $2,857.7       $ (325.9)       ND
                                                ============    ==========
EARNINGS PER SHARE
  From Continuing Operations  .................    $   2.32       $  (1.87)       ND
  From Discontinued Operations  ...............       28.74 (b)      (1.53)       ND
                                                ------------    ----------
  Net Income  .................................    $  31.06       $  (3.40)       ND
                                                ============    ==========

---------------------------------------------------------------------------------------
EARNINGS PER SHARE--OPERATING EARNINGS (BEFORE SPECIAL ITEMS)
  From Operations  ............................    $   2.41       $   2.14      12.6 %
---------------------------------------------------------------------------------------

Average Number of Shares (Millions) ...........        92.0           95.8

(a) After an allocation of interest/financing expenses to discontinued operations.

(b) Includes health care segment operating results and gains on the dispositions of NMC and Amicon, as well as, operating losses for TEC Systems.

                                W. R. GRACE & CO.
                1996 SALES AND PERCENT CHANGE VERSUS PRIOR PERIOD
                              (DOLLARS IN MILLIONS)


QUARTER ENDED DECEMBER 31
-------------------------
                                                  AMOUNT OF INC./(DEC) DUE TO:
                             SALES (A)            ----------------------------
                       ---------------------                 PRICE/
                         1996         1995         VOL.       MIX       TOTAL
                       --------     --------      ------     -----     -------
Packaging              $ 468.4      $ 440.6         5.9       0.3       6.2 %
Container                 67.2         64.4         6.7      (2.4)      4.3
                       --------     --------
  Total Packaging      $ 535.6      $ 505.0         6.0       0.1       6.1

Catalysts/Silicas        178.6        180.3         8.8      (9.7)     (0.9)
Construction/Other       136.7        121.1        13.4      (0.5)     12.9
                       --------     --------
                       $ 850.9      $ 806.4         7.7      (2.2)      5.5%
                       ========     ========

YEAR ENDED DECEMBER 31
----------------------
                                                  AMOUNT OF INC./(DEC) DUE TO:
                             SALES (A)            ----------------------------
                       ---------------------                 PRICE/
                           1996       1995         VOL.       MIX       TOTAL
                       ---------- ----------      ------     -----     -------
Packaging              $ 1,735.4  $ 1,692.1         3.9      (1.4)       2.5 %
Container                  274.7      279.9         1.0      (2.9)      (1.9)
                       ---------- ----------
  Total Packaging      $ 2,010.1  $ 1,972.0         3.5      (1.5)       2.0

Catalysts/Silicas          732.2      699.9         7.2      (2.6)       4.6
Construction/Other         509.9      479.0         6.3       0.1        6.4
                       ---------- ----------
                       $ 3,252.2  $ 3,150.9         4.7      (1.5)       3.2 %
                       ========== ==========

(a) Excludes divested units.

                                W. R. GRACE & CO.
                                GEOGRAPHIC DATA
                             (DOLLARS IN MILLIONS)


QUARTER ENDED DECEMBER 31
-------------------------
                                      PRETAX EARNINGS BEFORE
                                        INTEREST, TAX, AND
                         SALES            SPECIAL CHARGES
                     -------------    ---------------------
                      1996   1995       1996         1995
                     ------ ------    --------     --------
North America         $425   $439       $ 69         $ 62
Europe                 244    282         25           20
Latin America           60     66         10            7
Asia Pacific           122    118         14           17
                     ------ ------    -------      --------
    Total             $851   $905       $118         $106
                     ====== ======    =======      ========

YEAR ENDED DECEMBER 31
----------------------

                                      PRETAX EARNINGS BEFORE
                                        INTEREST, TAX, AND
                         SALES            SPECIAL CHARGES
                     ---------------  ---------------------
                      1996     1995     1996         1995
                     ------   ------  --------     --------
North America        $1,690   $1,735    $223         $191
Europe                1,056    1,120     104           95
Latin America           240      253      32           17
Asia Pacific            468      445      60           64
                     ------   ------  -------      --------
    Total            $3,454   $3,553    $419         $367
                     ======   ======  =======      ========